Exhibit 10.13

AGREEMENT BETWEEN BANK AND EMPLOYEE

THIS AGREEMENT is entered into and effective this 7th day of May 2018 ("Effective Date"), by and between South State Bank ("Bank"), a bank organized an existing under the laws of the State of South Carolina, and Jonathan Kivett ("Employee").

WHEREAS, Bank and Employee wish to enter into this Agreement under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do mutually agree as follows:

1.        Employment-At-Will. Employee agrees and acknowledges that his employment with the Bank is AT-WILL and that he can terminate his employment at any time for any reason. Likewise, subject to Section 4, Employee understands that the Bank reserves the right to terminate his employment with or without notice and with or without cause.

2.        Consideration. Employee acknowledges and agrees that the compensation and benefits potentially available to him pursuant to Section 4 of this Agreement constitute valid and binding consideration, which he otherwise would not have the opportunity to receive, in exchange for Employee's promises and/or obligations in this Agreement, including but not limited to those contained in Sections 8 and 9 of this Agreement.

3.        Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a)         "Bank" means collectively South State Bank, a wholly-owned subsidiary of South State Corporation, and the Bank's subsidiaries, divisions, and affiliates.

(b)         "Base Salary" means Employee's annual salary (as may be increased or decreased by the Bank from time to time in its sole discretion). Employee understands the annual salary is intended to pay for all hours worked during each pay period, regardless of scheduled or tracked hours.

(c)         "Cause" means (i) Employee's failure to perform his responsibilities and duties or failure to comply with policies, standards, and/or regulations of Bank; (ii) the commission of an act by Employee constituting dishonesty or fraud in connection with Employee's employment with the Bank; (iii) being arrested, indicted, or otherwise charged with a felony; (iv) habitual absenteeism; (v) Employee is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs (under federal or state law), prescription drugs that have not been prescribed for the Employee, or other substances that have the potential to impair Employee's judgment or performance; (vi) the commission of an act by Employee involving gross negligence or moral turpitude that brings or could bring the Bank into public disrepute or disgrace or causes material harm to any customer relations, operations or business prospects of the Bank; (vii) bringing firearms or weapons into the workplace; (viii)

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Employee's engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Bank; (ix) Employee's engagement in conduct which is unbecoming to or inconsistent with Employee's duties and responsibilities; (x) Employee engaging in sexual or any other form of illegal harassment or discrimination; (xi) Employee's breach or threatened breach of any of the covenants set forth in Sections 8 or 9 of this Agreement, or (xii) termination of employment under Section 7 (Clawback of Compensation).

(d)         "Change in Control" means the occurrence of one of the following:

(i) A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership of more than 50% of the total fair market value or total voting power of the Company or Bank other than (A) with respect to the Bank, the Company (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company, (C) employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

(ii) A change in the effective control of the Company occurs on the date that (a) a person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership (or having acquired during the 12-month period ending on the date of his most recent acquisition) of 30% or more of the total voting power of the stock of the Company or Bank, (other than (A) with respect to the Bank, the Company (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company, (C) Employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public), or (b) a majority of the members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of appointment or election, provided that the Company is a corporation for which there is no majority shareholder.

(iii) A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires (or having acquired during the 12-month period ending on the date of his most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For purposes of this provision, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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This definition of Change in Control is intended to fully comply with the definition of a change in control event as set forth in Treasury Regulation Section 1.409A-3(i)(5) (and, for the avoidance of any doubt, any event will not be a Change in Control unless it complies with such regulation).

(e)         "Company" means South State Corporation and its subsidiaries and its affiliates, excluding the Bank.

(f)         "Disability" means "disability" (as such term is defined under the Bank's disability insurance policy maintained for Bank employees from time to time) suffered by Employee for a continuous period of at least three months or any impairment of mind or body that is likely to result in a "disability" of Employee for more than six months during any twelvemonth period.

(g)         "Good Reason" means, without Employee's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty days after Employee notifies the Bank in writing of the existence of such circumstances as hereinafter provided:

(i)        a material diminution in the Employee's authority, duties, or responsibilities in effect immediately prior to such diminution;

(ii)       a material diminution in the budget (if any) over which Employee retains authority;

(iii)      a material diminution by the Bank in Employee's Base Salary as in effect on the date hereof or as it may be increased from time to time, except for across- the-board salary reductions for similarly situated management personnel of the Bank;

(iv)      the Bank requiring Employee to be based anywhere other than within 50 miles from his last assigned area of responsibility, except for required travel on Bank business; or

(v)       any action or inaction that constitutes a material breach by the Bank of this Agreement;

"Good Reason," however, shall not include the folding or merging of the Bank into the Company or any other action whereby the Bank becomes a part of the Company. In order to constitute a termination for Good Reason, the notice and other requirements set forth in Section 4(c) must be satisfied.

(h)          Total Compensation means the aggregate total of: (i) Employee's Base Salary at the time of termination, (ii) the greater of the Employee's annual bonus for the fiscal year immediately preceding the fiscal year in which Employee's employment terminates or the average of the annual bonus for the prior five fiscal years preceding termination, and (iii) the amount the Bank contributes towards Employee's health and dental insurance on a monthly basis

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and based on the level elected (e.g. family or single coverage) as of the time Employee's employment terminates times 12, for an annual amount.

(i)          "Window Period" means the thirty-day period immediately following elapse of six months after the occurrence of any Change in Control.

4.           Severance Benefits.

(a)         Termination of Employment Generally. For any termination of employment of the Employee for any reason, Employee will be paid any earned but unpaid Base Salary through the date of termination and, if and to the extent required under Bank policies set forth in the Bank's employee handbook at the time of termination, any earned but unused annual leave or other benefits required to be paid upon termination of employment. In addition, any earned but unpaid annual bonus, equity award or other additional compensation will be paid if and to the extent required by, and in accordance with, the terms and conditions of the applicable bonus plan, equity award or other applicable additional compensation plan. The following subsections provide for additional severance benefits depending on the applicable reason for termination of employment.

(b)         Termination of Employment Without Cause. If the Bank terminates Employee's employment for any reason other than Death, Disability, or for Cause, the Bank shall, as its sole obligation hereunder, pay to Employee the following severance benefits:

(i)        Severance Payment. The Bank will pay Employee his Base Salary, subject to applicable federal and state income and social security tax withholding requirements and in accordance with the Bank's customary payroll practices, for the twelve month period immediately following termination, subject to Section 5.

(ii)       COBRA Stipend. Subject to Section 5, the Bank will pay to Employee an amount equal to twelve months of the employer portion of the total monthly premium, as in effect on the date of termination of Employee's employment, for an active employee who had elected the same level of health coverage as Employee had in effect immediately prior to Employee's termination of employment. This amount is subject to applicable tax withholding and will be paid in a lump sum that will be included in the first severance payment made under Section 4(b)(i) (which is subject to Section 5).

(c)         Termination on Account of Change in Control.

(i)         If:

A.        Employee's employment is terminated by the Bank or the Company (other than for death, Disability or for Cause) in anticipation of the completion of a publicly announced and pending Change in Control transaction; or

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B.            a Change in Control occurs during Employee's employment and Employee is employed by the Bank or the Company at the time such Change in Control occurs and at any time within one year after the Change in Control occurs:

(1)      Employee's employment is terminated by the Bank or the Company or successor thereof for any reason other than for death, Disability or for Cause, or

(2)      Employee terminates his employment for Good Reason, or

(3)      Employee voluntarily terminates his employment during the Window Period for any reason other than death or Disability;

then the Bank (or its successors) shall pay to Employee, or his beneficiary in the event of his subsequent death, subject to applicable federal and state income, social security and other employment tax withholding, an amount equal to two (2) times the Employee's Total Compensation (the "Change in Control Payment").

(ii)       In order to constitute a voluntary termination for Good Reason (as set forth in 4(c)(i)B(2) above), within ninety (90) days of gaining knowledge of the circumstances that would give rise to a Good Reason termination, Employee shall notify the Bank in writing that he believes Good Reason exists and he intends to terminate his employment for Good Reason. Employee shall not deliver a notice of termination until thirty (30) days after he delivers the notice described in the preceding sentence, and Employee may do so only if the circumstances described in such notice have not been corrected in all material respects by the Bank.

(iii)      The Change in Control Payment is in lieu of and not in addition to  any payments provided for under Section 4(b) of this Agreement. Subject to Section 5, the Change in Control Payment shall be paid in two equal payments each consisting of one-half the total Change in Control Payments with the first payment to be made immediately upon the cessation of employment, and the second to be made exactly one year later.

(iv)      Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs after the Effective Date, and if Employee is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Code §280G (the "Parachute Payments"), the Change in Control Payment shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Employee that are contingent on a change in the ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank, not to exceed 2.99 times the Base Amount, all within the meaning of Code

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§280G. All determinations required to be made under this Section 4(c)(iii), and the assumptions to be utilized in arriving at such determinations, shall be made by the Bank, by the Company or by Tax Counsel appointed by the Company for the purpose of making such determinations (which "Tax Counsel" shall be a law firm, compensation consultant or accounting firm appointed by the Company and shall be directed by the Company to provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination). The Bank, the Company and/or Tax Counsel may consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Company. In connection with making determinations under this Section 4(c)(iii), the Bank, the Company or Tax Counsel, as applicable, will take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered (or for refraining from performing services) by Employee before or after the Change of Control.

(d)            Termination of Employment for Other Reasons. If Employee's employment terminates on account of death, Disability, for Cause, or by Employee for any reason other than as set forth in Section 4(c)(i)B, Employee will only be paid the amounts under Section 4(a).

5.           Conditions to Receipt of Severance. The Bank's (or its successor's) obligations to make certain payments to or on behalf of Employee under Sections 4(b) and 4(c) are expressly conditioned upon the Employee executing and returning to Bank a settlement agreement prepared by the Bank that will include a full waiver and release of all claims, including potential claims known or unknown, against the Bank, the Company, their successors, assigns, their officers, directors, agents, employees, etc. with such release becoming effective (irrevocable) within ninety (90) days of Employee's termination. Accordingly, such payment will be made on the day following the date the release becomes effective (irrevocable), provided that if such 90- day period spans two calendar years, such first payment will be made in the later calendar year; and further provided that the first payment will include a catch-up payment covering the amount that would have otherwise been paid during the period between Employee's termination of employment and the first payment date but for the application of this Section 5, and the balance of any installments will be payable in accordance with their original schedule. Any such payment is further conditioned upon Employee's compliance with the provisions of Sections 8 (Confidential Information) and 9 (Protective Covenants).

6.           Resignation from All Positions. Notwithstanding any other provisions of this Agreement to the contrary, upon termination of Employee's employment for any reason, Employee shall immediately resign from all positions that the Employee holds with the Bank or the Company. Employee hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Bank, but Employee shall be treated for all purposes as having so resigned upon termination of Employee's employment, regardless of when or whether employee executes any such documentation.

7.           Clawback of Compensation. Employee agrees to repay any compensation paid or otherwise made available to Employee under this Agreement or any prior employment agreement that is subject to recovery under any applicable law or regulation, any rule of any

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stock exchange or service through which the securities of Company are then traded, or any compensation "clawback" or recoupment policy of the Company or the Bank (as amended from time to time and as may hereafter be adopted). Employee agrees to return promptly any such compensation identified by Bank by written notice provided pursuant to Section 11(g). If Employee fails to return such compensation promptly, Employee agrees that the amount of such compensation may be deducted from any and all compensation owed to Employee by Bank as an advancement of wages and that Employee's execution of this Agreement represents his acknowledgment and agreement to such deduction. If Employee is then employed by the Bank, Employee acknowledges that the Bank may take appropriate disciplinary action (up to, and including, termination of employment) if Employee fails to return such compensation. Employee acknowledges the rights of the Bank to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 7. The provisions of this Section 7 shall be modified to the extent, and remain in effect for the period, required by applicable law.

8.           Confidential Information. Employee acknowledges that during, and as a result of, Employee's employment with the Bank, Employee has or will acquire, has been exposed to or will be exposed to, and has had and will have access to, material, data and information of the Bank and the Company and/or customers or clients that is confidential or proprietary ("Confidential Information").

(a)       Use and Maintenance of Confidential Information. At all times, both during and after Employee's employment, Employee shall keep and retain in confidence and shall not disclose, except as required in the course of Employee's employment with the Bank, to any person or entity, or use for his own purposes, any Confidential Information. For purposes of this Section 8, Confidential Information shall include, but shall not be limited to: (i) the Company's or Bank's standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Bank or the Company and not generally known by the Bank's or Company's competitors or the public; (ii) all confidential information obtained by the Bank or the Company from third parties and customers concerning the business of the Bank or that of its customers, including any customer lists or data; and (iii) confidential business information of the Bank and/or the Company, including marketing and business plans, strategies, projections, business opportunities, client lists, customer list, confidential information by customers or clients, sales and cost information and financial results and performance provided, however, that Confidential Information shall not include information that (x) is or becomes generally available to the public or generally known throughout the industry in which the Bank operates through no breach of this Agreement or other wrongful act by Employee (or otherwise has ceased to be confidential or a trade secret, as applicable, through no breach of this Agreement or other wrongful act by Employee ), (y) is or becomes available to Employee (other than as a result of Employee's employment with the Bank or the Company (or any of their respective predecessor entities)) on a non-confidential basis from a source other than the Bank or the Company, provided that such source was not known (and should not reasonably have been known) by Employee to be bound by a confidentiality obligation with respect to such information, or (z) is independently developed by Employee without the use of or reference to any Confidential Information. Employee acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Bank or the Company has released any such information into the public domain, in which case

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Employee's obligation hereunder shall cease with respect only to such information so released. This Agreement does not constitute a waiver by the Bank or the Company of trade secret protections under applicable law(s) or limit the rights of the Bank to enforce its rights under any such laws, nor does it limit any legal obligations of (or waive any rights against) the Employee with respect to customer or other third-party information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as prohibiting or impeding (or enforced by the Bank in a manner that would prohibit or impede) Employee from (i) testifying in any lawsuit or (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation. Similarly, nothing herein shall be construed as requiring Employee to provide notification to or seek prior approval by the Bank of any activity described immediately preceding in clauses (i) or (ii). Moreover, if and to the extent a court of competent jurisdiction deems this restriction on the use or disclosure of Confidential Information to represent a restrictive covenant requiring a limit on its duration, Employee and the Bank hereby stipulate and agree that the restriction set forth in this Section 8 as to Confidential Information that is not otherwise a trade secret, as defined by statute, or confidential customer or other third-party information, shall be at all times during Employee's employment with the Bank and for a period of three (3) years after the termination of that employment (by either party and regardless of reason).

(b)       Return of information. Employee acknowledges that all Confidential Information, the disclosure of which is prohibited by Section 8(a) above, is of a confidential and proprietary character and of great value to the Bank and/or the Company and shall remain the exclusive property of the Bank and/or the Company. Upon the termination of employment with the Bank, Employee agrees to immediately deliver to the Bank all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such Confidential Information and to return to the Bank any of its equipment and property which may then be in Employee's possession or under his control.

(c)       No Removal of Information. Except as necessary to perform his job, under no circumstances shall Employee remove from the Bank's or Company's office any of the Bank's and/or the Company's books, records, documents, blueprints, customer lists, any other stored information, whether stored as paper, electronically or otherwise, or any copies thereof, without the Bank's written permission; nor shall Employee make any copies of such books, records, documents, blueprints, customer lists, or other stored information for use outside of the Bank's offices except as specifically authorized by the Bank or as necessary to perform his job.

(d)       Notice of Rights Under Section 7 of the Defend Trade Secrets Act (DTSA). This Section 8(d) provides Employee notice as required under Section 7 of the Defend Trade Secrets Act that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law or is made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal. This

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Section 8(d) also provides notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in court proceedings, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except under court order.

9.            Protective Covenants.

(a)       Covenant Not to Solicit. In consideration for the benefits set forth above, Employee covenants and agrees that Employee shall not, directly or indirectly, alone or in association with or on behalf of any other person or entity, take any of the following actions during the Restricted Period (as defined below).

(i)   Solicit or attempt to solicit any business from any customer of the
Bank or the Company with whom Employee had material contact during the final twelve (12) months of his employment (or, should Employee work for the Bank or the Company for less than twelve (12) months, during such shorter time period) for the purpose of providing products or services that are of the type conducted, authorized, offered, or provided by the Bank or the Company within two (2) years prior to termination. Employee also agrees that he will not otherwise induce such customers of the Bank or the Company with whom Employee had material contact during his employment to reduce, terminate, restrict or alter their business relationship with the Bank or the Company in any fashion. For purposes of this subsection, "material contact" shall mean contact between Employee and each customer: (a) with whom or which Employee dealt on behalf of the Bank or the Company, (b) whose dealings with the Bank or the Company were coordinated or supervised by Employee, or (c) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee's association with the Bank or the Company.

(ii)   Solicit or attempt to solicit any individual or entity who was a Prospective Customer of the Bank or the Company during the final twelve (12) months of his employment (or, should Employee work for the Bank or the Company for less than twelve (12) months, during such shorter time period) for the purpose of providing products or services that are of the type conducted, authorized, offered, or provided by the Bank or the Company within two (2) years prior to termination. Employee also agrees that he will not otherwise induce such actively sought Prospective Customers of the Bank or the Company to reduce, terminate, restrict or alter their business relationship with the Bank or the Company in any fashion. For purposes of this subsection, "Prospective Customer" is one who has been specifically identified and actively and directly solicited by the Bank or the Company during the relevant time period and about whom Employee obtained confidential information on or was made aware of in the ordinary course of business as a result of Employee's association with the Bank or the Company.

(iii)   Solicit, induce or attempt to solicit or induce any employee of the Bank or the Company to leave the Bank or the Company for the purpose of engaging in a business operation that is competitive with the Bank or the Company.

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Employee acknowledges that the restrictions on solicitation of customers (including Prospective Customers) and employees set forth in Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) shall apply without geographic limitation.

(b)       Covenant Not to Compete. In consideration for the benefits set forth above, Employee further covenants and agrees that:

(i)       During the Restriction Period (defined below), Employee shall not anywhere in the Restricted Territory (defined below) become employed with a Financial Institution (defined below) that competes with the Bank or the Company in the areas of Commercial Lending or Consumer Lending. As used herein, "Commercial Lending" means the lending of money to a business entity; and "Consumer Lending" means the lending of money to individuals (secured or unsecured) for personal, family, or household purposes. As used herein, "Financial Institution" shall be limited to (1) state or federal chartered banks and (2) state or federal chartered credit unions. Nothing herein shall be deemed to preclude Employee from personally investing on his own behalf in a Financial Institution that provides Commercial Lending or Consumer Lending services and competes with the Bank or the Company so long as the shares are traded on a national, international, or regional stock exchange or in the over-the-counter market and Employee owns, directly or indirectly, no more than 5% of the entity's shares at any point in time.

(ii)      For purposes of this Agreement, Employee and the Bank agree that "Restricted Territory" shall be defined to include the following:

A.      Anywhere within any county in which Employee has regularly provided Commercial Lending or Consumer Lending services (or management or leadership of Commercial Lending or Consumer Lending services) during the last twenty four (24) months of Employee's employment with the Bank or the Company (or such shorter time period, should Employee work for the Bank or the Company for less than twenty four (24) months); and

B.      Anywhere within any county in which the Bank had a Bank office location that offers Commercial Lending or Consumer Lending services at any time during the last twenty four (24) months of Employee's employment with the Bank or the Company (or such shorter period, should Employee work for the Bank or the Company for less than twenty four (24) months).

Employee and the Company acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, they may rely upon (and a reviewing court may consider) appropriate documentation and evidence outside of the provisions of this Agreement. Employee and the Company further acknowledge and agree that the restrictions contained in subsections A. and B. of this section 9(b)(ii) are intended to be cumulative and severable, and represent separate covenants by Employee each from the

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other, such that the definition of Restricted Territory may be enforced in whole, or in part, as may ultimately be determined to be reasonable by a court.

(c)       Restriction Period. For the purpose of Section 9, "Restriction Period" shall mean the period Employee is employed with the Bank and the period commencing on the date of termination of employment (regardless of reason) and ending twelve (12) months thereafter. If Employee is found to have violated the covenants contained herein during the Restriction Period such Restriction Period shall be extended for a period equal to the amount of time the Employee is found to have been in non-compliance.

(d)       Providing Copy of Agreement. Employee shall provide a copy of Sections 8 and 9 of this Agreement to any person or entity with whom Employee interviews during the Restriction Period and consents to the disclosure of this Agreement by the Bank or Company to any such potential employer.

(e)       Employee's Representation. Employee represents and warrants that his education, experience, skills, and capabilities are such that the provisions of this Section 9 will not unreasonably limit him in earning a livelihood in the event that Employee's employment with the Bank is terminated, regardless of reason. Employee further acknowledges and agrees that as Executive Vice President, Chief Commercial Credit Officer, he is charged with responsibility for the overall management of the Bank's commercial credit administration department, including underwriting and loan analysis, all functions providing commercial lending support, direction, credit information and loan policies, procedures and processes to ensure the overall quality of the Bank's commercial loan portfolio. Employee acknowledges that his input, guidance, and leadership also impact the Bank's management of the consumer credit administration department and its consumer lending strategy, business, and operations. Employee acknowledges that his duties are integral and essential to the success of the Bank and the Company with respect to commercial and consumer lending throughout its marketplace, and as such the restrictions of Sections 8 and 9 are necessary and vital to protect the Bank's and the Company's legitimate business interests, are fair and reasonable in all respects, and are not overbroad or unduly burdensome to him. Employee further acknowledges and agrees that the Bank conducts business with customers and actively advertises and markets to potential customers (commercial and consumer), who reside, have places of business or conduct business throughout the Restricted Territory. Employee also acknowledges and agrees that he will have substantial job responsibilities throughout the Restricted Territory or that his job responsibilities will affect the Bank's commercial and consumer business and operations, including customer relations and employee relations, throughout the Restricted Territory. Employee further acknowledges that he will have information about the Bank's lending strategy (commercial and consumer), marketing efforts, and customers (commercial and consumer) and prospects throughout the Restricted Territory.

(f)       Obligations Survive. Employee's obligations under Sections 8 and 9 shall survive any termination of his employment with the Bank, regardless of reason.

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10.          Bank's Right to Obtain an Injunction. Employee acknowledges that the Bank and/or the Company will have no adequate means of protecting their rights under Sections 8 and 9 other than by securing an injunction and other equitable remedies to prevent irreparable harm.

(a)        In the event of breach or anticipatory breach, employee agrees that the Bank and/or the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction and that, if successful in obtaining such relief, the Bank and/or Company shall also be entitled to an award of reasonable costs and attorneys' fees thereby incurred. Employee acknowledges that the Bank's or the Company's recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Section 10 shall prohibit the Bank or the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b)       If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Bank and/or Bank and its successors or assigns and that is not unduly harsh in curtaining the legitimate rights of the Employee. Employee further acknowledges that each of the covenants set forth in Sections 8 and 9 of this Agreement shall be treated as independent and severable covenants, such that the invalidity or unenforceability of one shall not affect the validity and enforceability of any other covenant therein.

(c)       Employee agrees that if he breaches any of the covenants set forth in this Agreement, the Bank and/or the Company shall be entitled to set-off its damages against any amount owed by the Bank and/or the Company (or successor) to Employee and to cease making payments to the Employee pending a resolution of the controversy. This Section 10(c) shall in no way limit the Bank's or the Company's right to simultaneously seek and obtain injunctive relief as set forth in Section 10(a).

11.          General Provisions.

(a)       Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the subject matter herein and supersedes any and all prior agreements between the Bank and Employee with respect to the subject matter herein. The representations, warranties, covenants and agreements under Section 8 (Confidential Information) and Section 9 (Protective Covenants) are in addition to, and not in lieu of, any other representations, warranties, covenants or agreements that Employee may be bound by or subject to by contract with the Bank or the Company (or any affiliate thereof), or by applicable law or regulation, with respect to confidential or proprietary information, noncompetition, or nonsolicitation.

(b)        Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the Bank's

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prior written consent; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c)        Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Bank, and its respective successors and assigns.

(d)        Amendment of Agreement. The Bank may terminate or modify this Agreement in any manner, provided (1) there is a material diminution in Employee's authority, duties, or responsibilities, (2) the Bank has notified Employee of the pending modification at least 60 (sixty) calendar days in advance of the proposed effective date of such modification, and (3) Employee is not terminated by the Bank prior to the effective date of any such modification in circumstances that entitles Employee to benefits under this Agreement.

(e)        Insurance. The Bank, at is discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein. Employee shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f)        Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court of competent jurisdiction finds the covenants of Section 8 or 9 of this Agreement overbroad, invalid, and/or unenforceable for any reason, the court shall construe the invalid provision(s) in such a way as to make it legally enforceable in such a manner to ensure the most restrictive result possible to protect the Bank's confidential and proprietary information and its business relationships with its employee and customers.

(g)        Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Bank, to the Bank's Corporate Counsel) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of the Bank, to its corporate headquarters, attention of Corporate Counsel, or to such other address as Employee or the Bank may designate in writing at any time or from time to time to the other party in accordance with this Section.

(h)        Governing Law; 409A Compliance

(i)      The laws of the State in which Employee resides as of the Effective Date of this Agreement shall govern the validity, interpretation, performance and enforcement of this Agreement. Employee agrees, however, that the Bank and/or Company shall be entitled to bring any action for injunctive relief as described in Section 10 and/or any other remedy for any breach of this Agreement in any state or federal court

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sitting within Richland County, South Carolina, and Employee hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such claim, any argument that he is not personally subject to the jurisdiction of such court(s), that the claim is brought in an inconvenient forum, or that the venue of the claim is improper.

(ii)      All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 5, 6 and 7 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 5, 6 and 7 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 4 shall be treated as a "separate payment", as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Employee's federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Employee's gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the "deferral of compensation" within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following: and (a) if the Employee is a "Specified Employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee's termination (the "Separation Date"), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Employee's termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee's death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first day of the first calendar month following the end of the period.

(i)      Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section 11(i) cannot be waived except in writing signed by both parties.

(j)      Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either pa hereto by

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virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the words "include," "includes," and "including" are deemed to be followed by the phrase "without limitation," and, unless the context clearly requires otherwise, the word "or" means "and/or."

(k)      Waiver Of Right To Jury Trial. BOTH THE BANK AND EMPLOYEE HEREBY KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL. All claims, disputes and other matters in question between the Bank, the Company, their  subsidiaries, affiliates or their successors, or any one of them, on the one hand, and the  Employee, on the other hand regarding anything related in any way to Employee's  employment shall be tried to a judge sitting without a jury. This waiver includes but is not  limited to those disputes arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof and any claims arising under federal, state or common law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOUTH STATE BANK

/s/ Susan Bagwell
By:	Susan Bagwell
Its:	Director of Human Resources

Employee

/s/ Jonathan Kivett
Jonathan Kivett

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